Exhibit 10.6

October 21, 2016

Eleanor L. Ramos, M.D.

Re: Separation from Employment

Dear Leni:

This letter confirms our agreement concerning your departure from Global Blood Therapeutics, Inc. (the “Company”). Your last day of employment with the Company will be October 24, 2016 (the “Separation Date”).

Regardless of whether you enter into this Agreement, you will receive your final paycheck, which includes your final pay and any accrued, but unused, vacation time through the Separation Date. Any outstanding business expenses should be submitted within ten (10) days of your last day of employment, along with receipts or other supporting documentation of each expense.

Severance

Although it is under no legal obligation to do so, provided you enter into, do not revoke and comply with this Agreement, the Company agrees to pay you a separation benefit in the amount of $190,000.00, less all applicable withholdings, which is equal to six (6) months pro rata portion of your current base salary. You will receive your separation benefit within ten (10) business days after the Effective Date of this Agreement (as defined below).

You will be eligible to convert your medical insurance coverage under COBRA and will receive information from our plan administrator describing this conversion election. Your health coverage through the Company’s health plan will remain in force through October 31, 2016. In further consideration of your general release of claims, if you enroll in and remain eligible for COBRA, the Company will cover the Company’s portion of your COBRA premiums from November 1, 2016 through April 30, 2017. Except for the separation terms proposed in this letter, you will not be entitled to any compensation, equity, benefits or other perquisites of employment after the Separation Date.

The Company also confirms that if you choose to file for unemployment benefits with the State of California, that the Company will take no action to deny you said benefits.

Equity

You agree that the following table sets forth the only interest, equity or otherwise, you own in the Company, and that all the grants are subject to the Global Blood Therapeutics 2015 Stock Option and Incentive Plan and the applicable Stock Option Agreements (each a “Stock Option Agreement”) (collectively, the “Equity Documents”):

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Type of Grant	Number of Shares	Date of Grant	Vested Shares as of Separation Date	Shares to be Accelerated, Subject to you Entering into and Complying with this Agreement
Stock Option (time-based vesting)	142,857	June 11, 2014	80,357	54,999
Stock Option (performance-based vesting)	37,142	April 9, 2015	18,572	0
Stock Option (time-based vesting)	77,142	April 9, 2015	28,928	0

Acceleration

Although it is under no legal obligation to do so, provided you enter into and comply with this Agreement, the Company shall accelerate your vesting as of the Separation Date with respect to an aggregate of 54,999 Shares (representing the aggregate number of Shares that would have vested under all of your time-based equity grants had you remained employed with the Company through October 24, 2017) comprised of 54,999 Shares under your Option Agreement for the grant dated June 11, 2014. If you do not enter into and comply with this Agreement, the vesting of all of your equity grants will cease on the Separation Date and no acceleration will apply. In either event, the grants will continue to be governed by the Equity Documents. You also acknowledge and agree the vesting of all of your equity grants will cease on the Separation Date, and you will not be entitled to any additional vesting or acceleration other than as specifically described above.

Stock Option Exercise Rights

Pursuant to the terms of the Stock Option Agreements, whether or not you enter into this Agreement, (a) with respect to the June 11, 2014 Stock Option (time-based vesting), you may exercise (to the extent not previously exercised) all option shares as listed above as “Vested Shares as of Separation Date,” to the extent not previously exercised, (b) with respect to the April 9, 2015 Stock Option Agreement (time-based vesting), all option shares listed above as “Vested Shares as of the Separation Date” shall be exercisable; and (c) with respect to the April 9, 2015 Stock Option Agreement (with performance-based vesting) all option shares listed above as “Vested as of the Separation Date” shall be exercisable. If you enter into and comply with this Agreement, you may also exercise all option shares as listed above as “Shares to be Accelerated, Subject to you Entering into and Complying with this Agreement.” In any event, you must exercise your right with respect to Vested Shares within 90 days of the Separation Date consistent with the terms of the Equity Documents.

Release

In exchange for, among other things, the foregoing separation benefit and benefit continuation and accelerated vesting, you completely release and forever discharge Global Blood Therapeutics, Inc., its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the

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“Released Parties”) from any and all claims you may now have or have ever had against any of them through the date you sign this Agreement including, but not limited to, any claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967 (“ADEA’’) the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; and the California Fair Employment and Housing Act or any other claims for violation of any federal, state, or municipal statutes, and any and all claims for attorneys’ fees and costs (the “Released Claims”). The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits. You agree not to file or initiate any lawsuit concerning the Released Claims. You understand that this release does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that you have been advised by the Company to consult with legal counsel prior to entering into this Agreement. You further acknowledge that you are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

You acknowledge that the separation payment and benefits described above exceed the amount to which you otherwise are entitled.

Continuing Obligations

Please remember that even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the Employee Confidentiality and Assignment Agreement you signed on March 8, 2014 as a condition of your employment (the “Confidential Information Agreement”). Notwithstanding the return of property provisions in the Confidential Information Agreement, you may retain possession of the Company issued laptop computer that is currently in your possession on the condition that you delete and finally purge all information from the laptop by wiping it clean. By signing below you represent that you have, in fact, wiped the laptop clean.

You further agree not to make or publish, either orally or in writing, any disparaging statement about the Released Parties and the Company agrees to instruct its senior management team not to make or publish, either

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orally or in writing, any disparaging statement about you. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

Entire Agreement: Consideration Period.

This letter, which may be subject to disclosure by the Company as required by law or for legitimate business reasons, contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or the termination of your employment, with the exception of the Confidential Information Agreement and the Equity Documents. This agreement is governed by California law and may be amended only in a written document signed by both of us. If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.

Please note that you have until November 11, 2016 to consider this Agreement (but you may sign it earlier if you so desire). You acknowledge and agree that this provides you with more than a twenty-one (21) day consideration period. In addition, you have a right to revoke this Agreement within seven (7) days of signing it by sending me a written notice to that effect. This agreement shall not become effective or enforceable and the separation benefit will not be provided until the next business day after the seven-day revocation period has expired (the “Effective Date”).

Please contact me if you have any questions. We wish you the best in your future endeavors.

Very truly yours,

/s/ Matt Krause
Matt Krause
Senior Director, Human Resources

ACCEPTED AND AGREED:

Dated:	7 November 2016	Signature:	/s/ Eleanor L. Ramos, M.D.
Eleanor L. Ramos, M.D.

400 East Jamie Court  ●  Suite 101  ●  South San Francisco, CA 94080    t (650) 741-7700    f (650) 741-7701

www.globalbloodtx.com